Exhibit 10.19

May 1, 2017

Romin Nabiey

Re: GoodRx, Inc. Offer of Employment

Dear Romin,

On behalf of GoodRx, Inc., a Delaware corporation (the “Company”), we are pleased to offer you full-time employment in the position of Controller subject to the following terms and conditions.

Start Date and Location

Your employment start date will be on or before May 1, 2017. Your initial employment location will be our office in Santa Monica.

Base Salary & Visa

As a full-time employee, you will initially earn a base salary of $160,000 paid twice monthly on the Company’s normal payroll schedule. Your base salary will be subject to review annually as part of the Company’s normal salary review process. In addition to the base salary, you will be eligible for a bonus of up to 10% of your annual base salary. The bonus will be paid on an annual basis. However, the final decision on the amount of the bonus that will be paid shall be defined by the Company in its sole discretion.

Benefits

You shall be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees, subject to the terms and conditions of such benefits and benefit plans. Detailed information about the benefits presently available will be provided to you upon your employment. You will have the privilege to take paid time away from work for any reason (e.g., illness, recreation, personal) in any increment using your own discretion. Paid Time Off (PTO) may be taken as needed while continuing to meet performance and productivity goals. Please refer to the policy for more details.

Equity

It will be recommended to the Company’s Board of Directors (the “Board”) that you be issued a nonstatutory option to purchase 40,000 shares of Common Stock of GoodRx Holdings, Inc. under the Amended and Restated 2015 Equity Incentive Plan of GoodRx Holdings, Inc. (the “Option Plan”). The amount of shares will be determined in the sole discretion of the Board.

Your option shares will vest over time as you provide services to the Company or GoodRx Holdings, Inc. The vesting schedule shall be over a four-year period, with 25% of the shares

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vesting upon the first anniversary of your employment start date with the Company, and thereafter the remainder vesting at the rate of 1/48th of the total shares per month over the next thirty-six months, subject to your continuous employment with the Company. The exercise price of the option shares will be at least the fair market value of the Common Stock of GoodRx Holdings, Inc. per share on the date of grant by the Board. The option will be evidenced by the standard Stock Option Agreement of GoodRx Holdings, Inc., and will be subject to the terms and conditions of the Option Plan.

Name & Likeness Rights

You hereby authorize the Company to use, reuse, and to grant others the right to use and reuse your name, photograph, likeness, voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after your employment, for whatever purposes the Company deems necessary.

No Expectation of Privacy

You recognize and agree that you have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that your activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

“At Will” Employment

Employment with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. The “at-will” nature of your employment is one aspect of our employment relationship that will not change during your tenure as an employee, except by way of written agreement expressly altering the at-will employment relationship and signed by you and by the Company’s President.

Reporting and Loyalty

You will initially report to Mike Jeon. Your report may be changed from time to time by the Company.

You agree to the best of your ability and experience that you will loyally and conscientiously perform all of the duties and obligations required of you. During your employment, you will devote substantially all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature

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GoodRx, Inc.

to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee or officer; and (ii) you have not and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•
Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on or before your third day of employment.

•
Your signed agreement to, and ongoing compliance with, the terms of the Company’s

Proprietary Information and Invention Assignment Agreement.

•
Your execution and return of the enclosed copy of this letter to Mike Jeon no later than 5:00 pm pacific time, March 24, 2017 after which time this offer will expire.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. This letter agreement shall supersede any existing employment arrangement or agreement with the Company. Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing authorized by the Board of Directors. California law shall govern this agreement. If any provision of this letter agreement is held invalid or unenforceable, such provision shall be severed, and the remaining provisions shall continue to be valid and enforceable.

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GoodRx, Inc.

Sincerely,

GOODRX, INC.

By

/s/ Trevor Bezdek

Trevor Bezdek, Co-CEO

I accept the above offer, and will begin employment on the date set forth below:

GoodRx, Inc.

Dated:

GoodRx, Inc.

March 22, 2017

GoodRx, Inc.

/s/ Romin Nabiey

Signature

GoodRx, Inc.

Start date: May 1, 2017

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GoodRx, Inc.